SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 3, 2005

TIME WARNER TELECOM INC.

(Exact name of registrant as specified in its charter)

Delaware	0-30218	84-1500624
(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. Employer Identification Number)

10475 Park Meadows Drive Littleton, Colorado 80124

(Address of principal executive offices) (Zip code)

Registrant’s telephone number, including area code: (303) 566-1000

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On February 3, 2005, Time Warner Telecom Inc. (the “Company”) and certain of its subsidiaries entered into a Purchase Agreement with Morgan Stanley & Co. Incorporated, Lehman Brothers Inc., and Wachovia Securities LLC, as representatives of certain initial purchasers (the “Representatives”), for the sale of $200 million aggregate principal amount of 9.25% Senior Notes due 2014 to be issued by Time Warner Telecom Holdings Inc. (the “Notes”) at a purchase price of 100.25% of par. The Notes will be guaranteed by substantially all of the Company’s subsidiaries. The Purchase Agreement provides that the Notes will be sold to the initial purchasers without being registered under the Securities Act of 1933, as amended (the “Securities Act”). It further provides that the holders of the Notes will be entitled to the benefits of a registration rights agreement pursuant to which the Company will agree to file one or more registration statements with the Securities and Exchange Commission for the registration of the Notes (or Exchange Notes, as defined in the registration rights agreement) under the Securities Act.

Item 8.01. Other Events.

On February 3, 2005, the Company issued press releases regarding its offering of the Notes and the pricing of the Notes. Copies of the press releases are attached hereto as Exhibits 99.1 and 99.2.

The Company hereby updates its risk factors as follows:

RISK FACTORS

We may be unable to grow our revenue and cash flow despite the implementation of several initiatives designed to do so.

We must expand our business and revenue in order to generate sufficient cash flow that, together with funds available under the Company’s revolving credit facility, will be sufficient to fund our capital expenditures and our debt service requirements. In 2003 and 2004, we pursued several growth initiatives, including:

•	increasing our sales force;

•	increasing network investments in existing markets to expand our network reach; and

•	launching new products and services, especially products and services that support customers’ data and IP initiatives.

Our ability to manage this expansion depends on many factors, including our ability to:

•	attract new customers and sell new services to existing customers;

•	design, acquire, and install transmission and switching facilities;

•	employ new technologies;

•	obtain required permits and rights-of-way;

•	enhance our financial, operating, and information systems to effectively manage our growth; and

•	accurately predict and manage the cost and timing of our capital expenditure programs.

There is no assurance that these initiatives will result in an improvement in our financial position or our results of operations. We have historically incurred net losses, and we expect those losses to continue for the foreseeable future.

Several customers account for a significant portion of our revenue, and some of our customer agreements may not continue due to bankruptcies, consolidation or other factors.

We have substantial business relationships with a few large customers, especially other carriers. For the nine months ended September 30, 2004, our top ten customers accounted for approximately 33% of our total revenue. The highly competitive environment in the long haul carrier sector, including interexchange carriers, has challenged the financial condition and growth prospects of some of our carrier customers and could lead to further reductions in our revenue in the future. Replacing this revenue with new enterprise customer revenue may be difficult because individual enterprise customers tend to place smaller service orders than some of our larger carrier customers. In addition, pricing pressure on some of our more mature products may challenge our ability to grow our revenue.

Some of our service agreements with customers are subject to termination on short notice and do not require the customer to maintain the services at current levels. Customers may not continue to purchase the same services or level of services. We have experienced significant service disconnections since 2001 due to customer bankruptcies, customers contracting their operations, price competition from other carriers for certain services, and customers optimizing their existing networks in response to the economic downturn. A number of our customers are other telecommunications carriers and Internet service providers, which are sectors that have been particularly depressed over the past five years. In addition, there has been increasing consolidation in the telecommunications industry in recent years, and if any of our customers are acquired we may lose a significant portion of their business. We believe revenue from a wireless carrier customer that was recently acquired may decrease substantially in 2005 as a result of the acquisition. This customer accounted for approximately 4.6% of our revenue for the nine months ended September 30, 2004, some portion of which we may lose.

A number of our customers have filed bankruptcy proceedings, including MCI. In connection with those proceedings, customers in bankruptcy may choose to assume or reject their contracts with us. If they choose to reject those contracts, our only recourse is an unsecured claim for rejection damages that is likely to result in little or no compensation to us for the lost revenue. We lost monthly revenue of approximately $14 million in 2002 and 2003, and approximately $8 million in the nine months ended September 30, 2004, due to customer disconnects and bankruptcies. We anticipate that customers will continue to disconnect services due to network optimization, cost cutting efforts, business contractions, and additional customer bankruptcies or other customer financial difficulties, but we cannot predict the total impact on revenue from these disconnections.

We will require substantial capital to expand our operations.

The development and expansion of our networks requires substantial capital investment. If this capital is not available when needed, our business will be adversely affected. Our capital expenditures were $122.5 million for the nine months ended September 30, 2004. We also expect to have substantial capital expenditures in 2005 and thereafter.

The Company has a senior secured revolving credit facility that, subject to certain conditions, allows it to borrow up to $150 million. We may be required to seek additional financing if:

•	our business plans and cost estimates are inaccurate;

•	we are not able to generate sufficient cash flow from operations to service our debt, fund our capital expenditures and finance our business operations;

•	we decide to significantly accelerate the expansion of our business and existing networks; or

•	we consummate acquisitions or joint ventures that require incremental capital.

If we were to seek additional financing, the terms offered may place significant limits on our financial and operating flexibility, or may not be acceptable to us. The failure to raise sufficient funds if needed and on reasonable terms may require us to modify or significantly curtail our business plan. This could have a material adverse impact on our growth, ability to compete, and ability to service our debt, including the notes offered hereby.

We may complete a significant business combination or other transaction that could affect our leverage, result in a change in control, or both.

We regularly evaluate potential acquisitions, joint ventures and other arrangements that would extend our geographic markets, expand our services, enlarge the capacity of our networks or increase the types of services provided through our networks. If we enter into a definitive agreement with respect to any acquisition, joint venture or other arrangement, we may require additional financing that could result in an increase in our leverage, result in a change of control, or both. A substantial transaction may require the consent of our lenders. There can be no assurance that we will enter into any transaction or, if we do, on what terms.

We have experienced reductions in switched access and reciprocal compensation revenues as a result of regulatory rate reform, and we may experience further such reductions in the future.

Over the past several years, Federal Communications Commission, or FCC, regulations have reduced our interstate access revenue as well as our reciprocal compensation revenue associated with the exchange of dial-up Internet service provider-bound traffic. The FCC is now considering proposals for an integrated intercarrier compensation regime under which all traffic, possibly including traffic subject to interstate access charges, would be subject to “bill and keep” (i.e., traffic would be exchanged without charge) or some other arrangement that would materially reduce our switched access or reciprocal compensation revenue. Such a regime would likely create an opportunity for us to recover some, but not all, lost intercarrier compensation revenue directly from end users. Switched access and reciprocal compensation together represented 12% of our 2002 revenue, 8% of our 2003 revenue, and 6% of our revenue for the first nine months of 2004. Even without a significant change in FCC regulations, we anticipate that the contribution to revenue and Modified EBITDA from these services will continue to decline over time due to the decline in minutes terminated over our network as Internet service provider customers disconnect primary rate interface devices. We cannot assure you that we will be able to compensate for the reduction in switched access and/or reciprocal compensation revenue with other revenue sources or increased volume.

Regulatory uncertainty surrounds the intercarrier compensation rates applicable to long distance voice traffic that originates or terminates in Internet Protocol or IP. The FCC is considering, but has not yet resolved, this issue in several pending proceedings. In the meantime, the uncertainty may give long distance carriers the incentive to disguise long distance traffic originating in traditional circuit-switched format and delivered to our network for termination as traffic that originated in IP. This is because some carriers believe that IP-originated traffic is subject to reciprocal compensation rather than higher priced interstate access charges. These actions could reduce incrementally our interstate access charge revenue and increase our risk with respect to such traffic terminated over local trunks.

We may be adversely affected by changes in the regulation of special access services.

We provide special access services in competition with incumbent local exchange carriers, or ILECs, and we also purchase special access services from incumbent local exchange carriers to extend the reach of our network. A significant change in the regulations governing special access services could result in either significant reductions in the special access prices charged by our ILEC competitors or in the elimination of regulations that increase the likelihood that ILECs will sell us special access on reasonable terms and conditions.

In 2002, AT&T Corp. filed a petition at the FCC asserting that ILEC special access prices are unreasonably high and that the FCC must prescribe lower rates while it conducts a proceeding to review the appropriate framework for regulating ILEC special access prices. On January 31, 2005, the FCC released an order in which it denied AT&T’s request that it prescribe lower rates and a notice of proposed rulemaking in which it proposes the adoption of new regulations that could eventually result in significant reductions in ILEC special access prices. If such price reductions were to occur, we would experience increased downward pressure on the prices we charge for special access services.

With respect to special access services that we purchase from ILECs, those carriers have argued before the FCC that their broadband services, including special access services, should no longer be subject to regulation governing price and quality of service. If the FCC were to adopt this proposal, ILECs would have a greater ability to increase the price and reduce the service quality of special access services they sell to us. In addition, we believe that the requirement that ILECs make available as unbundled network elements the same broadband loops and transport that we purchase as special access acts as a regulatory constraint on special access service offerings by ILECs. The FCC recently announced the adoption of, but has not yet released, new regulations governing the extent to which broadband loops and transport will continue to be available as unbundled network elements. We do not expect the new regulations to significantly reduce the availability of unbundled broadband loops and transport of the type we purchase as special access, but we expect the ILECs to appeal the FCC’s rules in an effort to reduce or eliminate their broadband unbundling obligations. If their appeal is unsuccessful, we also expect the ILECs to seek such relief in the future from the FCC. We cannot assure you that the ILECs’ broadband unbundling obligations will remain and, if eliminated, that we will continue to be able to obtain special access service on reasonable terms and conditions.

We may be adversely affected by changes to the Communications Act.

Congress will likely consider adopting significant revisions to the Communications Act this year. As part of that process, Congress is likely to consider proposals for new statutory provisions requiring intercarrier compensation reform (including the adoption of “bill and keep”) and the deregulation of incumbent local exchange broadband services (including the elimination of the incumbent local exchange carriers’ unbundling obligations and regulations governing special access services). The adoption of a new intercarrier compensation regime and the deregulation of ILEC broadband service would pose the risks described above regarding analogous FCC action.

The market for our services is highly competitive, and many of our competitors have significant advantages that may adversely affect our ability to compete with them.

We operate in an increasingly competitive environment and some companies may have competitive advantages over us. Most incumbent local exchange carriers offer substantially the same services as we offer, in some cases at higher prices and in some cases at lower prices. Incumbent local exchange carriers benefit from:

•	long-standing relationships with their customers;

•	greater financial and technical resources;

•	the ability to subsidize local services with revenue from unrelated businesses; and

•	recent regulatory decisions that decrease regulatory oversight of incumbent local exchange carriers.

We also face competition from other competitive local exchange carriers, or CLECs. We believe that weakness in the CLEC sector has led to severe price competition as certain competitors seek to increase their short-term revenue. A number of our CLEC competitors have been undergoing restructuring either in the context of Chapter 11 bankruptcy proceedings or as a result of serious liquidity problems. Some of these competitors have emerged and others could emerge from these restructuring transactions with little or no indebtedness but with existing network capacity for new sales, which could lead to further downward pricing pressure. Our revenue and margins may also be reduced from price cutting by other telecommunications service providers that may require us to adjust prices for existing services upon contract renewals. In particular, we believe that in some of the markets in which we operate, the ILECs are pricing their business services more aggressively than in the past, which could adversely affect our future revenues and margins.

We depend on key personnel for our current and future performance.

Our current and future performance depends to a significant degree upon the continued contributions of our senior management team and other key personnel. The loss or unavailability to us of any member of our senior management team or a key employee could significantly harm us. We cannot assure you that we would be able to locate or employ qualified replacements on acceptable terms for senior management or key employees if their services are no longer available.

We recorded an impairment charge in 2002 and may be required to record additional impairment charges in the future.

Under generally accepted accounting principles in the United States, or U.S. GAAP, we are required to review the carrying amounts of our assets to determine whether current events or circumstances warrant adjustments to those amounts. These determinations are based in part on our judgments regarding the cash flow potential of various assets, and involve projections that are inherently subject to change based on future events. If we conclude in the future that the cash flow potential of any of our assets is significantly less than we believed at the time of purchase, and that conclusion is based on a long-term rather than short-term trend, we may need to record an impairment charge. As a result of that analysis, we recorded a non-cash impairment charge of $212.7 million in the fourth quarter of 2002 with respect to certain long haul network assets we acquired from GST Telecommunications, Inc. out of bankruptcy and certain other local network assets. Any additional impairment charges would have a negative impact on our earnings.

Terrorism or other business disruptions could affect our future operating results.

Our operating results and financial condition could be materially and adversely affected in the event of a catastrophic event such as a terrorist attack on the United States, or a major earthquake, fire, or similar event that affects our central offices, corporate headquarters, or network operations center. Although we have implemented measures that are designed to mitigate the effects of a catastrophic event, we cannot predict the impact of such events.

We depend on third party vendors for information systems.

We have entered into agreements with vendors that provide for the development and operation of information technology systems such as ordering, provisioning, and billing systems. The failure of those vendors to perform their services in a timely and effective manner at acceptable costs could have a material adverse effect on our operations and our ability to monitor costs, bill customers, provision customer orders, and achieve operating efficiencies.

If we do not adapt to rapid changes in the telecommunications industry, we could lose customers or market share.

The telecommunications industry continues to experience rapid and significant changes in technologies and architectures to deliver new services to customers. We expect that trend to continue into the foreseeable future. Additionally, we expect that these new technologies, such as voice over IP, will enable new applications that will facilitate new services both in the network as well as at customers’ premises. We believe that our future success will depend in part on our ability to anticipate or adapt to these changes and integrate them into the infrastructure and operations of our business, in order to offer on a timely basis a service that meets customer needs and demands. Our failure to obtain and integrate new technologies and applications could impact the breadth of our product portfolio resulting in product gaps, a less differentiated product suite and a less compelling offer to customers, as well as having a material adverse impact on our business, financial condition and results of operations.

We must obtain access to rights-of-way and pole attachments on reasonable terms and conditions.

The development, expansion, and maintenance of our networks depend on, among other things, our ability to obtain rights-of-way and pole attachments as well as certain governmental authorizations and permits. In order to compete effectively, we must obtain such rights, authorizations and permits in a timely manner, at reasonable costs, and on satisfactory terms and conditions. Any increase in the difficulty or cost of obtaining these rights, authorizations or permits could adversely affect us, particularly in areas where we must compete with companies that already have the necessary permits and access.

We currently license fiber optic capacity from Time Warner Cable and an affiliate of Advance/Newhouse in 23 of our markets, and we must reimburse Time Warner Cable and Advance/Newhouse for the license and franchise fees associated with the fiber optic capacity we license from them. In addition, in certain cities and municipalities where we provide network services over our own fiber optic facilities, we pay license or franchise fees for the use of public rights-of-way. The Telecommunications Act of 1996 permits municipalities to charge these fees only if they are competitively neutral and nondiscriminatory, but certain municipalities may not conform their practices to the requirements of the 1996 Act in a timely manner or without legal challenge. We also face the risks that other cities may start imposing fees, fees will be increased, or franchises will not be renewed. Some of our franchise agreements also provide for increases or renegotiation of fees at certain intervals. Increases in fees may have a negative impact on our financial condition. Similarly, the owners of poles to which Time Warner Cable or Advance/Newhouse attach facilities for which we hold a license may seek to impose higher pole attachment fees, and we would be required to pay such increased fees. An increase in pole attachment fees could have a negative impact on our financial condition. Time Warner Cable and Advance/Newhouse may terminate our capacity license before expiration upon:

•	a material impairment of the licensor’s ability to provide the license by law;

•	a material breach of the capacity license by us; or

•	the institution of any proceedings to impose any public utility or common carrier status or obligations on the licensor, or any other proceedings challenging the licensor’s operating authority as a result of the services provided to us under the capacity license.

If the capacity licenses are terminated prior to their scheduled expiration in 2028 or are not renewed, we may need to build, lease, or otherwise obtain fiber optic capacity. The terms of those arrangements may be materially less favorable to us than the terms of our existing capacity license. In addition, the capacity licenses prohibit us from offering residential services or content services utilizing the licensed capacity.

Changes in accounting standards regarding stock option plans could limit the desirability of granting stock options, which could harm our ability to attract and retain employees and would also negatively impact our results of operations.

The Financial Accounting Standards Board has issued Statement No. 123(R), “Share-Based Payments,” FAS 123(R), which requires all companies to treat the fair value of stock options granted to employees as an expense beginning July 1, 2005. Currently, we are generally not required to record compensation expense in connection with stock option grants. Because we will be required to expense the fair value of stock option grants, it reduces the attractiveness of granting stock options because of the additional expense associated with these grants, which will negatively impact our results of operations. For example, had we been required to expense stock option grants by applying the measurement provisions of Statement of Financial Accounting Standards No. 123, “Accounting for Stock-Based Compensation,” our recorded net loss for the year ended December 31, 2003 of $89.3 million and loss per share of

$0.78 would have been a net loss of $147.3 million and loss per share of $1.28. Nevertheless, stock options are an important employee recruitment and retention tool, and we may not be able to attract and retain key personnel if we reduce the scope of our employee stock option program. Accordingly, after FAS 123 (R) becomes effective, our results of operations will be negatively impacted by our unvested options as of the date of adoption and further if we continue to use stock options as an employee recruitment and retention tool.

Risks Relating to Our Ownership Structure

We are controlled by the Class B stockholders.

Subsidiaries of Time Warner Inc. and the Advance/Newhouse stockholder group, which we refer to together as the Class B stockholders, hold all the outstanding shares of the Parent Company’s Class B common stock. At September 30, 2004, the Time Warner Inc. stockholder group held 71% of the Parent Company’s voting power and 43.5% of the Parent Company’s outstanding common stock, and the Advance/ Newhouse stockholder group held 22% of the Parent Company’s voting power and 13.5% of the Parent Company’s outstanding common stock. The Class B stockholders generally have the collective ability to control all other matters requiring stockholder approval.

The Parent Company’s board of directors consists of nine director positions. Under a stockholders’ agreement, the Time Warner Inc. stockholder group has the right to designate four nominees for the board of directors, the Advance/Newhouse stockholder group has the right to designate one nominee, and the Class B stockholders have the power to elect the other members of the board.

Circumstances could arise in which the interests of the Class B stockholders, as equity holders, could conflict with the interests of other security holders. In addition, the Class B stockholders may have an interest in pursuing acquisitions, divestitures and financings that could, in their judgment, enhance then- investment, even though such transactions could impose risks on security holders.

Time Warner Inc. can sell control of us at any time, and sales by the Class B stockholders could adversely affect us.

The stockholders’ agreement among the Class B stockholders provides that, subject to the rights of first refusal of the other holders of Class B common stock, the Class B stockholders may transfer their Class B common stock. If a holder sells all, but not less than all, of its Class B common stock as shares of Class B common stock, such holder may transfer its right to nominate Class B nominees for election to the board of directors. In addition, Advance/Newhouse has the right to participate in certain sales by the Time Warner Inc. stockholder group of its Class B common stock and any Class A common stock Advance/Newhouse may own, or Advance/Newhouse may elect to sell its shares at any time in an unrelated transaction.

Time Warner Inc. has been publicly engaged in de-leveraging initiatives, including the sale of non-strategic assets, and has indicated to us that it does not consider its investment in Time Warner Telecom Inc. to be strategic. Time Warner Inc. has informed us that, as part of its de-leveraging initiatives, it may monetize its investment in Time Warner Telecom Inc. in the future. A sale by Time Warner Inc. of some or all of its shares of time Warner telecom Inc. stock could adversely affect us in a variety of ways depending on the size of the transaction and whether it is done in the form of a sale of Class B common stock to a third party or as a sale of Class A common stock. For example, if Time Warner Inc. owned less than 30% of Time Warner Telecom Inc.’s equity as a result of a transaction, Time Warner Telecom would be required to change its name to one such as “TW Telecom” or some other name that does not include “Time Warner.” Such a transaction could also trigger a requirement that we repurchase the $200 million aggregate principal amount of Time Warner Telecom’s 9 3/4% senior notes due 2008 that will remain outstanding following the redemption of those notes after completion of the company’s offering of $200 million aggregate principal amount of Senior Notes to be issued by its wholly owned subsidiary, Time Warner Telecom Holdings Inc.

(“Holdings”)to be issued in February 2005 (“new Senior Notes”), $400 million of the Time Warner Telecom’s 10 1/8% senior notes due 2011 and, under certain circumstances, the Company’s second priority senior secured floating rate notes due 2011, the outstanding 2014 notes, and the new Senior Notes. The sale of common stock by the Class B stockholders could have other adverse impacts on our business that we cannot predict at this time. We do not know when, if ever, Time Warner Inc. or Advance/Newhouse may engage in any such transaction.

Each of the Class B stockholders has veto rights over certain actions.

Under Time Warner Telecom’s restated certificate of incorporation, as long as the outstanding Class B common stock represents at least 50% of the aggregate voting power of both classes of common stock outstanding, the approval of 100% of the Class B stockholders is required:

•	to amend the restated certificate of incorporation, other than in connection with certain ministerial actions; or

•	for any direct or indirect disposition by us of capital stock of subsidiaries or assets that in either case represents substantially all our assets on a consolidated basis.

The approval of 100% of the Class B stockholders also is required for the issuance of any additional shares of Class B common stock or any capital stock having more than one vote per share.

The Class B stockholders and their affiliates may compete with us.

Both Time Warner Inc. and Advance/Newhouse are diversified communications providers. They are not restricted from competing with us. We are aware that an affiliate of Time Warner Inc. offers Internet access and data services for business customers that are functionally, but not technologically, similar to services that we offer and that Time Warner Cable has competed with us to gain business customers for transport services in some of our markets. They may, now or in the future, provide these or other services in competition with our services. On the other hand, a provision in our capacity license agreement with Time Warner Cable precludes us, until 2028, from utilizing fiber capacity licensed from Time Warner Cable or Advance/Newhouse to offer any residential services or providing any entertainment, information or content services without the consent of the Class B stockholders in the service areas in which we license capacity from the Class B stockholders. Our business may be adversely affected if the Class B stockholders or their affiliates chose to offer additional competing services.

Some of our directors may have conflicts of interest.

Some of our directors are also directors, officers, or employees of the Class B stockholders or their affiliates. Although these directors have fiduciary obligations to us under Delaware law, they may face conflicts of interest. For example, conflicts of interest may arise with respect to certain business opportunities available to, and certain transactions involving, us. The Class B stockholders have not adopted any special voting procedures to deal with such conflicts of interest. The resolution of these conflicts may be unfavorable to us. Our restated certificate of incorporation provides for the allocation of corporate opportunities between the Class B stockholders and us.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TIME WARNER TELECOM INC.

By:	/s/ Tina Davis
Name:	Tina Davis
Title:	Vice President and Deputy General Counsel

Dated: February 4, 2005

EXHIBIT INDEX

Exhibit No.	Description of the Exhibits
99.1	Press release issued February 3, 2005 by Time Warner Telecom Inc.

99.2	Press release issued February 3, 2005 by Time Warner Telecom Inc.